Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Credit Property Trust V, Inc. and its subsidiaries (collectively, the “Company”) referred to in the Company’s Supplement No. 13 dated March 30, 2018 to the Company’s prospectus (Commission File No. 333-215274).

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

March 30, 2018	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC